UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): September 14, 2011

ATRINSIC, INC.
 (Exact name of registrant as specified in its charter)

Delaware	001-12555	06-1390025
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

469 7th Avenue, 10th Floor, New York, NY 10018
(Address of Principal Executive Offices/Zip Code)

(212) 716-1977
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02             Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

Appointment of Nathan Fong as Chief Financial Officer

On September 15, 2011, we appointed Nathan Fong, 47, as our Chief Financial Officer.  Unless earlier terminated in accordance with the terms of an employment agreement to be entered into by and between the company and Mr. Fong, Mr. Fong’s employment will continue until December 31, 2014.  During the term of his employment, Mr. Fong will receive a base salary of $250,000 per annum, which shall increase 5% each year and shall also be eligible to receive a target annual bonus of 50% of his then effective base salary.  Annual bonus targets for Mr. Fong are to be agreed upon by Mr. Fong and the company’s Chief Executive Officer and approved by the company’s compensation committee.  For the fiscal year ending December 31, 2011, Mr. Fong will receive a bonus of $35,000 in the event certain financing criteria are satisfied.  In the event Mr. Fong’s employment is terminated by the company without cause or by Mr. Fong for good reason, Mr. Fong will be entitled to receive all base salary and benefits which have accrued through the termination date and, provided Mr. Fong has been employed by the company for at least three months, a payment equal to six months of his base salary.

Mr. Fong shall also be granted restricted stock units to acquire 117,500 shares of the company’s common stock pursuant to our 2009 Stock Incentive Plan.  The RSUs will vest with respect to 10,000 shares on September 15, 2011, 10,000 RSUs will vest in the event certain financing criteria are satisfied, and 32,500 RSUs will vest in each of calendar year 2012, 2013, and 2014 if the company’s business operations meet or exceed certain financial performance standards to be determined by the company’s board of directors.

Prior to joining Atrinsic, Mr. Fong served as the Executive Vice President and Chief Financial Officer of The Orchard Enterprise, Inc., a privately owned company which was formerly public and listed on NASDAQ (NASDAQ:ORCD).  The Orchard is an industry pioneer and innovator in digital media services, partnering with entertainment companies, music labels, recording artists and others.  From 2007 until he joined The Orchard Enterprise, Mr. Fong served as Chief Financial Officer for In-Demand Networks and from 2004 to 2007, Mr. Fong served as Chief Financial Officer of Rodale International, a major publisher of health and wellness related books and magazines with global operations.  From 2003 to 2004, Mr. Fong served as Chief Financial Officer of Discovery Networks International – the international division of Discovery Communications, Inc. – a leading media and entertainment company with 1 billion subscribers in 160 countries. Earlier in his career, he was Divisional Vice President of Finance at Twentieth Century Fox International.  Mr. Fong has an MBA from University of Rochester and a BA from Michigan State University.  He is a certified public accountant.

On September 14, 2011, the company issued a press release announcing the appointment of Mr. Fong as its Chief Financial Officer.  A copy of the press release is included as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Resignation of Ray Musci as Executive Vice President, Corporate Development

Effective as of September 30, 2011, Ray Musci is resigning as Atrinsic’s Executive Vice President, Corporate Development.  Mr. Musci’s departure from the company will not impact his service to the company as a director, which shall continue following his resignation as an executive officer.  In connection with his resignation, the company has agreed to grant Mr. Musci 50,000 restricted stock units and, in the event certain financing criteria are satisfied, pay Mr. Musci $200,000.

Item 9.01.            Financial Statements and Exhibits

(d)             Exhibits.

   The following exhibit is filed herewith:

Exhibit
Number	Description

99.1	Press release issued by Atrinsic, Inc., dated September 14, 2011.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Atrinsic, Inc.

Date: September 15, 2011	By:	/s/ Stuart Goldfarb
Stuart Goldfarb
Chief Executive Officer

Exhibit Number	Description

99.1	Press release issued by Atrinsic, Inc., dated September 14, 2011.